Exhibit Q

INTERIM INVESTORS AGREEMENT

THIS INTERIM INVESTORS AGREEMENT (this “Agreement”) is made as of August 2, 2013, by and among Juniper Acquisition Corporation, a Delaware corporation (“MergerCo”), Juniper Investment Company, LLC, a Delaware limited liability company (“Juniper”), Juniper TGX Investment Partners, LLC, a Delaware limited liability company (“Equity LLC”), and the individuals and entities set forth on Schedule I attached hereto (such individuals and entities being, the “Equity Investors” and, together with Juniper, the “Investors”).

WHEREAS, on the date hereof, MergerCo and Theragenics Corporation, a Delaware corporation (the “Company”), have executed an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which MergerCo will be merged with and into the Company (the “Merger”), with the Company surviving the Merger (in such capacity, the “Surviving Corporation”);

WHEREAS, on the date hereof, each of the Equity Investors has either (i) made an equity investment in Equity LLC in an amount set forth opposite such Equity Investor’s name on Schedule I, or (ii) executed a letter agreement in favor of Equity LLC, in which each such Equity Investor has agreed, subject to the terms and conditions set forth therein, to make an equity investment in Equity LLC (or its affiliate) at the time of completion of the Merger (each, an “Equity Commitment Letter”), copies of which are attached as Exhibit A hereto;

WHEREAS, on the date hereof, Juniper (or one of its affiliates) has executed letter agreements in favor of Equity LLC in which Juniper (or such affiliate) has agreed, subject to the terms and conditions set forth therein, (i) to make an equity investment in Equity LLC (or its affiliate) at the time of completion of the Merger (the “Juniper Equity Commitment Letter”) and (ii) to contribute (or cause to be contributed) to Equity LLC (or its affiliate) certain equity of the Company (the “Rollover Commitment Letter” and, together with the Equity Commitment Letters and the Juniper Equity Commitment Letter, the “Commitment Letters”), copies of which are attached as Exhibit B hereto;

WHEREAS, on the date hereof, Equity LLC has executed a guarantee in favor of the Company in which Equity LLC has agreed, subject to the terms and conditions set forth therein, to absolutely, unconditionally and irrevocably guarantee to the Company the payment of the obligations of MergerCo under Section 7.6(c) and Section 7.6(d) of the Merger Agreement (the “Guaranty”), a copy of which is attached as Exhibit C hereto; and

WHEREAS, the parties wish to agree to certain terms and conditions that will govern the actions of MergerCo and the relationship among the Investors with respect to the Merger Agreement, the transactions contemplated thereby, and the other letters and agreements entered into in connection with the transactions contemplated thereby and by such other letters and agreements.

NOW, THEREFORE, the parties hereto hereby agree as follows:

I.   EFFECTIVENESS; DEFINITIONS.

Section 1.1  Effectiveness.  This Agreement shall become effective on the date hereof and shall terminate (except with respect to this Section 1.1, Sections 2.5(a), 2.6, 2.8, 2.9 and 2.10, and Article III, which Sections and Article shall survive termination) upon the earlier of (i) the Effective Time of the Merger and (ii) the termination of the Merger Agreement; provided that any liability for failure to comply with the terms of this Agreement shall survive the termination of this Agreement.

Section 1.2  Definitions.  Certain terms are used in this Agreement as specifically defined in Section 3.1 hereof.  Capitalized terms used herein but not defined shall have the meanings given to them in the Merger Agreement.

II.   AGREEMENTS AMONG THE INVESTORS.

Section 2.1  Actions Under the Merger Agreement.

(a)           All actions and decisions of the Investors or MergerCo relating to the Merger Agreement and any related agreements, including any negotiations relating to any of the foregoing, shall require the prior approval of the Majority Investors, and such Majority Investors may cause MergerCo to take any action or refrain from taking any action in order for MergerCo to comply with its obligations, satisfy its closing conditions or exercise its rights under the Merger Agreement or any related agreement, including causing MergerCo to (i) amend or agree to an amendment of the Merger Agreement, (ii) waive or determine to be satisfied any condition to closing specified in the Merger Agreement (each, a “Closing Condition”) or (iii) determine any Closing Condition not to be satisfied.  MergerCo shall not, and the Investors shall not permit MergerCo to, without the prior consent of the affected Investor, amend, or agree to any amendment of, the Merger Agreement in a manner that (1) discriminates against an Investor relative to the other Investors in a manner that is materially adverse to such Investor or (2) would require any amendment to the Commitment Letter of such Investor.

Section 2.2  Debt Financing.  Juniper may cause MergerCo to negotiate, enter into and borrow under definitive agreements relating to debt financing to be provided at the Closing.

Section 2.3  Management Arrangements.  With respect to the terms of any employment, compensation, rollover equity and equity incentives and/or the adoption of policies or plans affecting management or other employees of the Company that would be in effect after the Effective Time, the parties agree that Juniper shall have authority and responsibility, subject to the terms of the Merger Agreement, provided that with respect to any such matters as are not in the ordinary course consistent with past practice, Juniper shall consult with the Equity Investors in advance of taking any such action.

Section 2.4  Post-Closing Investors Agreement.  Each Investor agrees to enter into definitive documentation, negotiated in good faith with the other Investors, for an investors agreement (or similar agreement) and other ancillary agreements with respect to their investment in Equity LLC, to be effective as of the Closing, which, taken together, reflect the terms contained in the term sheet attached hereto as Exhibit D and include such other terms as may be negotiated in good faith.

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Section 2.5  Equity Commitments; Indemnification.

(a)           Each of the Investors hereby acknowledges that the investments or commitments made to Equity LLC or under such Investor’s Commitment Letter, as applicable (each, a “Commitment”) are obligations that are individual and not joint or several.  However, notwithstanding the individual nature of the Commitments, each Investor (the “Indemnifying Investor”) hereby agrees to indemnify Equity LLC and each other Investor (each, an “Indemnified Investor”) from any and all losses, liabilities, damages, judgments, settlements and expenses, including reasonable attorneys’ fees (collectively, “Losses”), arising out of (i) any failure by such Indemnifying Investor to fund or otherwise satisfy its Commitment as and when required under such Indemnifying Investor’s Commitment Letter, including by reason of the final determination of a court of competent jurisdiction that such Indemnifying Investor’s determination that one or more Closing Conditions have not been satisfied, was incorrect, (ii) any failure by such Indemnifying Investor to perform its obligations in all material respects, or any failure of its representations and warranties to be true and accurate in all material respects, under this Agreement or (iii) any obligation under this Agreement being or becoming void, voidable, unenforceable or ineffective as against such Indemnifying Investor for any reason whatsoever.  No Investor shall have any liability to any other Investor by reason of exercising its rights to refuse to waive any Closing Condition that has not actually been satisfied prior to the Closing or its correct determination that a Closing Condition has not been fulfilled.

(b)           Each Investor that has executed a Commitment Letter agrees that it shall comply with the terms of such Commitment Letter.

(c)           To the extent that it would be possible to consummate the Merger with the Investors contributing less than the full amount of their aggregate Commitments, the Investors may, by the consent of the Majority Investors, reduce the amount of each Investor’s Commitment on a pro rata basis; provided, that no such reduction shall be applied in connection with adding an additional source of equity financing without the consent of the Investor being reduced.

(d)           In the event that the Majority Investors (i) determine to close the Merger and (ii) have delivered to each Investor a written notice (a “Commitment Notice”) stating that (1) the Majority Investors have determined that all Closing Conditions have been satisfied or the Majority Investors have determined to waive all unsatisfied Closing Conditions and (2) each such Majority Investor has either funded or is prepared to fund its Commitment in connection with the consummation of the Merger (each such Majority Investor, a “Closing Majority Investor”) then such Closing Majority Investors may, in their discretion, (A) terminate the participation in the transaction of any Investor that does not fund or otherwise satisfy its Commitment in full or that fails promptly following a written request of the Closing Majority Investors to assert its willingness in writing to fund or otherwise satisfy its Commitment in full (each such terminated Investor, a “Failing Investor”), it being understood that no such termination shall affect the rights of Equity LLC or the Closing Majority Investors against such Failing Investor with respect to such failure or unwillingness with respect to its Commitment, or (B) enforce the provisions of any Investor’s Commitment Letter.  For the avoidance of doubt, nothing in this Section 2.5(d) is intended to limit the rights of (i) Equity LLC under each Commitment Letter, or (ii) Juniper or the Closing Majority Investors under Section 2.6(a).

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(e)           Each Investor that has executed a Commitment Letter hereby affirms and agrees that it is bound by the provisions set forth in such Commitment Letter and that the Closing Majority Investors shall be entitled to enforce the provisions of such Commitment Letter in accordance with the foregoing Section 2.5(d).

(f)           Other than to affiliated funds or to customary co-investors, no Investor shall syndicate all or any portion of its Commitment to co-investors without the prior written consent of the Majority Investors (which consent shall not be unreasonably withheld).

Section 2.6  Termination Fees.

(a)           If MergerCo becomes obligated to pay a fee to the Company pursuant to Section 7.6(c) or Section 7.6(d) of the Merger Agreement (the “Reverse Termination Fee”) or Equity LLC becomes obligated to pay any or all of such Reverse Termination Fee to the Company in connection with the Guaranty, then each Investor agrees to bear a proportional share of such Reverse Termination Fee (such proportional share, an “Obligation”).  In that case, each Investor hereby further affirms and agrees that (i) Equity LLC shall be entitled to retain an amount equal to the Obligation of each Investor that has funded its Commitment to Equity LLC (and such Investor shall have no further rights with respect to such amount), and (ii) notwithstanding anything to the contrary set forth in any Commitment Letter provided by an Investor that has not already funded its Commitment to Equity LLC, (A) Equity LLC shall be entitled to enforce the provisions of such Commitment Letter up to the amount of such Investor’s Obligation, (B) the amounts contributed to Equity LLC as a result of such enforcement shall be used to satisfy such Investor’s Obligation, and (C) such Commitment Letter shall not expire or be terminated and shall remain in full force and effect for such purpose.

(b)           Any Fee paid by the Company under the Merger Agreement or other fees, expenses or damages paid to MergerCo under or with respect to the Merger Agreement shall be allocated to the Investors (other than any Investor that is an Out Investor or Failing Investor at the time of termination of the Merger Agreement) or their designees (a) 50% to Juniper, and (b) 50% to the Equity Investors in proportion to their respective Commitments, in each case after making adequate provision, pursuant to Section 2.8 hereunder, for any Costs.

Section 2.7  Notice of Closing.  MergerCo agrees to keep the Investors reasonably informed, on a current basis, of developments relating to the Merger, including the likely Closing Date.  If MergerCo receives any notice under the Merger Agreement, it shall notify each Investor at the address set forth on Schedule I to this Agreement or any other address designated by such Investor in writing to MergerCo.  The failure of MergerCo to perform its obligations under this Section 2.7 will not relieve an Investor of its obligations under Sections 2.5 and 2.6 of this Agreement.

Section 2.8  Expense Sharing Provisions.

(a)           Each Investor agrees to bear all of its own costs and expenses, as well as a proportional share of all the expenses and fees of legal counsel, accountants, financial advisors and other consultants and advisors and any financing or other fees or expenses incurred by Juniper or MergerCo, in connection with the transactions contemplated by the Merger Agreement (such costs, fees and expenses incurred by Juniper or MergerCo being, “Costs”), provided, however, that an Out Investor will not be liable for any such Costs incurred after the date it notifies MergerCo and the other Investors that it is being released from this Agreement pursuant to Section 2.10.

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(b)           If the Merger is consummated, then the Investors shall cause the Surviving Corporation or one of its subsidiaries to pay any outstanding Costs and to reimburse Juniper for any such Costs already expended.  If the Merger Agreement is terminated and a sufficient termination fee, other fee or expense reimbursement is received by MergerCo in connection with such termination (a “Fee”), then MergerCo shall pay any outstanding Costs and reimburse Juniper for any such Costs already expended.  If Costs are reimbursed in accordance with this Section 2.8(b), any Investor that had previously become an Out Investor or a Failing Investor shall be relieved of any obligation with respect to such Costs.

(c)           If the Commitment Letters are terminated and the Merger is not consummated (and no Fee is received by MergerCo), promptly after such termination, the Investors will determine the aggregate Costs incurred.  Each Investor agrees promptly to contribute such amounts, or to pay such expenses and fees, or to reimburse Juniper in respect thereof, in each case such that the equal sharing of expenses referred to in Section 2.8(a) is achieved.

Section 2.9  Information Supplied.  Each Investor hereby represents, warrants and covenants to the other Investors that none of the information supplied in writing by such Investor for inclusion or incorporation by reference in the Company Proxy Statement or the Other Filings will cause a breach of the representation and warranty of MergerCo or MergerCo set forth in Section 4.6 of the Merger Agreement.

Section 2.10  Investor Participation.  An Investor may elect to be released from this Agreement (except with respect to Sections 1.1, 2.6, 2.8 and 2.9 and Article III), and will be relieved of its Commitment and obligations under the applicable Commitment Letter if and only if (i) its Commitment Letter terminates in accordance with its respective terms, or (ii) the Majority Investors (not including such Investor) authorize an increase in the amount of, or a modification of the form of, the Merger Consideration (such release, in the case of this clause (ii), to be effective as of the date and time the Merger Agreement is amended (or replaced) to reflect such change in amount or form of Merger Consideration).  Any Investor that elects to be released pursuant to this paragraph is referred to herein as an “Out Investor.”  If an Investor becomes an Out Investor, such Out Investor shall not, and shall cause its affiliates not to, bid for or seek to acquire (whether directly or beneficially) any securities or assets of the Company or its subsidiaries for a period of 18 months from the date such Investor becomes an Out Investor.

III.   MISCELLANEOUS.

Section 3.1  Certain Definitions.  For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Agreement” shall have the meaning set forth in the Preamble.

“Closing Condition” shall have the meaning set forth in Section 2.1(a).

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“Closing Majority Investor” shall have the meaning set forth in Section 2.5(d).

“Commitment Notice” shall have the meaning set forth in Section 2.5(d).

“Commitment” shall have the meaning set forth in Section 2.5(a).

“Commitment Letter” shall have the meaning set forth in the Recitals.

“Company” shall have the meaning set forth in the Recitals.

“Cost” shall have the meaning set forth in Section 2.8(a).

“Equity Commitment Letter” shall have the meaning set forth in the Recitals.

“Failing Investor” shall have the meaning set forth in Section 2.5(d).

“Fee” shall have the meaning set forth in Section 2.8(b).

“Indemnified Investor” shall have the meaning set forth in Section 2.5(a).

“Indemnifying Investor” shall have the meaning set forth in Section 2.5(a).

 “Investor” shall have the meaning set forth in the Preamble.

“Juniper” shall have the meaning set forth in the Preamble.

“Losses” shall have the meaning set forth in Section 2.5(a).

“Majority Investors” shall mean (a) Juniper and (b) such number of Equity Investors representing a majority of the aggregate Commitments set forth in the Equity Commitment Letters, taken together, that are not, at the relevant time, (1) Out Investors or (2) Failing Investors.

“Merger Agreement” shall have the meaning set forth in the Recitals.

“MergerCo” shall have the meaning set forth in the Preamble.

“Out Investor” shall have the meaning set forth in Section 2.10.

“Obligation” shall have the meaning set forth in Section 2.6(a).

“Rollover Commitment Letter” shall have the meaning set forth in the Recitals.

Section 3.2  Amendment.  This Agreement may be amended or modified, and the provisions hereof may be waived, only by an agreement in writing signed by the Majority Investors; provided, however, that any provision herein requiring the approval of any Investor who is distinguished from the other Investors may, in each case, only be amended, modified or waived by an agreement in writing signed by all of the Investors.

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Section 3.3  Severability.  The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement.  If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

Section 3.4  Remedies.  Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity.  The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.  The parties hereto agree that this Agreement will be enforceable by all available remedies at law or in equity (including, without limitation, specific performance), provided that the termination power and the enforcement power referred to in Section 2.5(d) may only be used against an Investor by, or at the direction of, the Closing Majority Investors.

Section 3.5  No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Investors may be partnerships or limited liability companies, each of MergerCo and each Investor covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member or manager of any Investor or of any partner, member, manager or affiliate thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future director, officer, employee, general or limited partner or member or manager of any Investor or of any partner, member, manager or affiliate thereof, as such, for any obligation of any Investor under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 3.6  Governing Law.  This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this Agreement.

Section 3.7  Submission to Jurisdiction.  Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware.  Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.7 of the Merger Agreement or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof.  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 3.7, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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Section 3.8  Representations and Warranties.

(a)           Each Investor that is an individual hereby represents and warrants to the other parties hereto (on behalf of such Investor only) that (i) such Investor has all requisite right, power and authority and full legal capacity to execute, deliver and perform this Agreement, (ii) this Agreement has been duly and validly executed and delivered by such Investor and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes legal, valid and binding obligations of such Investor, enforceable against such Investor in accordance with the terms hereof, and (iii) the failure of the spouse (if any) of such Investor to be a party or signatory to this Agreement shall not (x) prevent such Investor from performing his obligations hereunder or (y) prevent this Agreement from constituting legal, valid and binding obligations of such Investor, enforceable against such Investor in accordance with the terms hereof.

(b)           Each Investor that is an entity hereby represents and warrants to the other parties hereto (on behalf of such Investor only) that (i) such Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary power and authority to execute, deliver and perform this Agreement, (ii) such Investor is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that failure to be so licensed or qualified and in good standing would not materially and adversely affect the ability of such Investor to carry out its obligations hereunder, (iii) the execution, delivery and performance of this Agreement by such Investor has been duly authorized by all necessary action on the part of such Investor, and no additional proceedings are necessary to approve this Agreement, and (iv) this Agreement has been duly and validly executed and delivered by such Investor and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes legal, valid and binding obligations of such Investor, enforceable against such Investor in accordance with the terms hereof.

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(c)           Each Investor further represents and warrants to the other parties hereto (on behalf of such Investor only) that (i) it is an “Accredited Investor” within the meaning of Regulation D promulgated under the Securities Act, a sophisticated investor and, by virtue of its experience in evaluating and investing in private placement transactions of securities in companies similar to Equity LLC, capable of evaluating the merits and risks of any investment in Equity LLC and has the capacity to protect its own interests, (ii) at the time of its investment in Equity LLC, it is or will be making such investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution of any part thereof, and (iii) its execution, delivery and performance of this Agreement will not (x) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any Contract to which such Person is a party or by which such Person is bound; (y) violate any order, writ, injunction, decree or statute, or any rule or regulation, applicable to such Person or any of the properties or assets of such Person; or (z) result in the creation of, or impose any obligation on such Person to create, any lien, charge or other encumbrance of any nature whatsoever upon such Person’s properties or assets.

Section 3.9  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.10  Exercise of Rights and Remedies.  No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

Section 3.11  Assignments.  Other than as provided herein (including Section 2.5(f)), the rights and obligations of the Investors hereunder shall not be assigned without the prior consent of the other Investors; provided, however, that, to the extent permitted by the Commitment Letters or Section 2.5(f) hereof, an Investor may assign its rights and obligations under this Agreement to affiliated funds and co-investors or limited partners (as the case may be), but no such assignment shall relieve any such assigning Investor from any of its obligations hereunder.

Section 3.12  Other Agreements.  This Agreement, together with the Equity Commitment Letters, constitutes the entire agreement, and supersedes all prior agreements, understandings and statements, both written and oral, among the parties or any of their affiliates with respect to the subject matter contained herein except for such other agreements as are referenced herein which shall continue in full force and effect in accordance with their terms.

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Section 3.13  Counterparts.  This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement.  The execution and delivery of this Agreement may be effected by facsimile or any other electronic means such as “.pdf” or “.tiff” files.  This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

[Signature pages follow]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

JUNIPER ACQUISITION CORPORATION

By:		/s/ John Bartholdson
	Name:	John Bartholdson
	Title:	Treasurer

JUNIPER INVESTMENT COMPANY, LLC

By:		/s/ John Bartholdson
	Name:	John Bartholdson
	Title:	Managing Member

JUNIPER TGX INVESTMENT PARTNERS, LLC
By:	Juniper TGX Investors, LLC, its Managing Member

By:		/s/ John Bartholdson
	Name:	John Bartholdson
	Title:	Managing Member

[Signature Page to Interim Investors Agreement]

JUNIPER TGX INVESTORS, LLC

By:		/s/ John A. Bartholdson
	Name:	John A. Bartholdson
	Title:	Managing Member

[Signature Page to Interim Investors Agreement]

Fifth Third Capital Holdings, LLC

By:		/s/ Vanessa Indriolo Vreeland
	Name:	Vanessa Indriolo Vreeland
	Title:	SUP & Managing Director, Priv. Equity

[Signature Page to Interim Investors Agreement]

/s/ Brad Koenig
Brad Koenig

[Signature Page to Interim Investors Agreement]

GARRISON CAPITAL EQUITY HOLDINGS LLC

By:		/s/ Julian Weldon
	Name:	JULIAN WELDON
	Title:	SECRETARY

[Signature Page to Interim Investors Agreement]

GMMF EQUITY HOLDINGS LLC

By:		/s/ Julian Weldon
	Name:	JULIAN WELDON
	Title:	SECRETARY

[Signature Page to Interim Investors Agreement]

/s/ Patrick Sullivan
Patrick Sullivan

[Signature Page to Interim Investors Agreement]

PETER D’ALOIA 2009 GRAT

By:		/s/ Peter D’Aloia
	Name:	Peter D’Aloia
	Title:	Grantor

[Signature Page to Interim Investors Agreement]

/s/ Jeffrey Obermayer
Jeffrey Obermayer

[Signature Page to Interim Investors Agreement]

/s/ Tom Latsos
Tom Latsos

[Signature Page to Interim Investors Agreement]

/s/ Michael Pagonas
Michael Pagonas

[Signature Page to Interim Investors Agreement]

/s/ George Stoeckert
George Stoeckert

[Signature Page to Interim Investors Agreement]

/s/ Jakob Mieritz
Jakob Mieritz

[Signature Page to Interim Investors Agreement]

/s/ James Grant
James Grant

[Signature Page to Interim Investors Agreement]